Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Brett Ellis
(866) 377-3747
bellis@fairpoint.com

Media Contact:	Jeff Nevins
(207) 648-3088
jnevins@fairpoint.com

FAIRPOINT FILES PROVISIONAL NOTICE OF CUTOVER READINESS; TRIGGERS
FORMAL PROCESS TO EXPECTED CUTOVER AT THE END OF JANUARY

CHARLOTTE, N.C. (November 12, 2008) – FairPoint Communications, Inc. (NYSE: FRP) today announced it has filed its provisional notice of cutover readiness with the Public Utility Commissions (PUC) in New Hampshire and Maine and the Department of Public Service (PSB) in Vermont. The notice was filed after Liberty Consulting Group indicated in its November 12th monthly Status Report that FairPoint had met substantially all of the criteria required to cut over at the end of January. The state PUCs/PSB will now hold technical conferences with FairPoint and, if necessary, or at the request of intervening parties, public hearings.  Subsequent to the hearings, FairPoint expects to file its irrevocable notice of cutover with Verizon.

In its report, Liberty stated FairPoint needed additional attention in one area (Competitive Local Exchange Carrier (CLEC) testing), so FairPoint today also filed its rebuttal to the Liberty Monthly Status Report indicating that, in its opinion, it had met the acceptance criteria. However, FairPoint agreed to complete the additional CLEC tests recommended by Liberty.

Gene Johnson, chairman and CEO of FairPoint stated, “A tremendous effort was put forth in order to get to this point. While our work is not done, I thank the employees of FairPoint and Capgemini U.S. LLC (FairPoint’s lead integration partner) and Verizon for making these efforts to date. As we move closer to the expected end of January cutover date, we look forward to being that much closer to better serving the residents and businesses of Maine, New Hampshire and Vermont with new broadband and voice products, services and bundles through our approximately 60 new, state-of-the-art fully integrated systems.”

The Vermont Public Service Board has scheduled a status conference later this week and the Public Service Commission staffs in Maine and New Hampshire have a joint technical session scheduled on November 17. The PUCs/PSB may choose to conduct hearings on the matter later this month and dates are being held for that purpose.

About FairPoint

FairPoint Communications, Inc. is an industry leading provider of communications services to communities across the country. Today, FairPoint owns and operates local exchange companies in 18 states offering advanced communications with a personal touch, including local and long distance voice, data, Internet, television and broadband services. FairPoint is traded on the New York Stock Exchange under the symbol FRP.  Learn more at www.fairpoint.com.

This press release may contain forward-looking statements by FairPoint that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the risks described in FairPoint’s most recent Quarterly Report on Form 10-Q on file with the SEC.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  All information is current as of the date this press release is issued, and FairPoint undertakes no duty to update this information.

Source: FairPoint Communications, Inc., www.fairpoint.com.

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